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                                                                    Exhibit 99.1


         KANSAS CITY, MO, Nov. 25, 2003 -- Butler Manufacturing Company (NYSE:BBR) announced today the termination of the previously announced agreement to sell substantially all the assets of its Lester Building Systems business to a management team headed by John Hill, the current Lester division president.

         During the third quarter of 2003, the company and the buyer executed definitive agreements, which called for the transaction to be completed by November 21, 2003. The closing was subject to receipt of consent from the company's senior lenders, which was not received by November 21, 2003. On that date, the buyer and seller executed an agreement terminating the sale.

         The company intends to operate the business for the foreseeable future. Nevertheless, the Lester assets will continue to be held for sale as the company and Lester's existing management team are both interested in ultimately consummating a sale transaction.

         The Lester division is part of the North American Building Systems Segment, and designs, manufactures, markets, and erects pre-engineered wood-frame buildings for a variety of end uses. Principal offices are located in Lester Prairie, Minnesota, with sales, engineering, and manufacturing facilities in Charleston, Illinois and Clear Brook, Virginia.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

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         Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16